Exhibit 2.02

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

HAMMER.COM, LLC

MERCADOLIBRE, INC.,

DEREMATE.COM, INC.,

S.A. LA NACION,

and

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV

Dated as of November 10, 2005

SCHEDULES

Schedule 2.1	Purchased DR Assets
Schedule 2.2	Excluded Assets
Schedule 5.6(b)	Homepage Criteria

EXHIBITS

Exhibit A	Form of General Conveyance, Bill of Sale, and Assumption Agreement
Exhibit B	Form of Power of Attorney

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of November 10, 2005, by and among Hammer.com, LLC, a Delaware limited liability company (the “Purchaser”), MERCADOLIBRE, INC., a Delaware corporation and solely to guaranty the obligations of the Purchaser (“ML”), DEREMATE.COM, INC., a Delaware corporation (“DR” or the “Seller”), S.A. LA NACIÓN, a sociedad anonima organized under the laws of Argentina (“La Nación”), and HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV, a corporation organized under the laws of Holland (“HEI” and together with Seller, DRA and La Nación, the “Seller Parties”). Each of DR, La Nación, EM, and HEI may be hereinafter referred to as a “Party” and, collectively as, the “Parties.”

RECITALS

A. Pursuant to a the terms of a certain Framework Agreement, dated October 28, 2005 (the “Framework Agreement”), by and among ML, La Nación and HEI, on November 10, 2005 (the “Closing Date”) HEI shall be entitled to acquire 3,864,402 Series A Preferred Shares (the “ROFO 2 Shares”) of Seller, which, added to those directly or indirectly held by HEI as of such date shall represent 96.97% of the Seller’s total issued and outstanding shares of capital stock. Notwithstanding any of the foregoing, HEI and La Nación shall cause DR to consummate the transaction set forth herein upon the acquisition by HEI of at least 60% of the voting securities in DR, in the aggregate.

B. In accordance with the terms and conditions of the Framework Agreement, HEI undertook to cause, on the Closing Date DR to sell to the Purchaser, the following: (i) all of the issued and outstanding shares of capital stock of each of the subsidiaries of Seller listed on Schedule I to the DR Subsidiary SPA (collectively, the “DR Subsidiaries”), excluding Deremate Argentina, S.A. (“DRA”) and Deremate.com Chile, S.A. (“DRC”), pursuant to a stock purchase agreement by and among the Purchaser, Seller, La Nación (if applicable) and HEI (the “DR Subsidiary SPA”); and (ii) all of the assets of Seller (except for computer servers and software licenses required to operate the DR websites) that are used or useful by DR in connection with its business (other than in Argentina and Chile), including, without limitation, (1) all trademarks used or owned by Seller (other than those relating to DRA and DRC), (2) all domain names used or owned by Seller (other than those relating to DRA and DRC), (3) all the data stored on Seller’s database (other than the data attributable exclusively to DRA and/or DRC), and (4) a proportional number of licenses for the use of any personal computer software used by DR in connection with its business, as determined by the head count of users attributable to each of DR’s subsidiaries (collectively the “Purchased DR Assets”), pursuant to this Agreement.

C. The Purchaser desires to acquire (the “Acquisition”) from Seller, and Seller desires to transfer to the Purchaser, the Purchased DR Assets in exchange for the endorsement of certain promissory note in favor of Seller.

D. Each of the Seller Parties and the Purchaser believes that the consideration for the Purchased DR Assets to be acquired by the Purchaser pursuant to the transactions contemplated by the Acquisition represents fair value for such assets.

NOW, THEREFORE, in consideration of the covenants, representations and other agreements set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” shall mean (i) any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such first Person and (ii) any director or executive officer of such first Person. For purposes of this Agreement, “control” (including the correlative terms “controlled by” and “under common control with”) as used in respect of any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise.

“Ancillary Agreements” shall mean each of (i) the Bill of Sale and Assumption Agreement (as defined in Section 2.1), and (ii) the Transition Services Agreement (as defined below).

“Business” shall mean that business of Seller (other than that related to DRA and DRC) as of the Closing, which consists of operating an online platform that provides a person-to-person Internet trading site.

“Encumbrances” shall mean any claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Excluded Subsidiaries” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Expenses” shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of its obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby, the solicitation of shareholder approvals, obtaining relevant approvals from any Governmental Entity, and all other matters related to the transactions contemplated hereby.

“Governmental Entity” shall mean any United States federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Homepage” shall have the meaning ascribed to such term in Section 2.1.(b).

“Intellectual Property” shall mean all United States, foreign and international industrial and intellectual property, including, without limitation, patents, patent applications, rights to file for patent applications (including, but not limited to, continuation, continuations-in-part, divisionals and reissues), trademarks, service marks, trade names and service names, (including without limitation all goodwill pertaining thereto), designs, trade dress, logos and Internet domain names, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, sui generis database rights, ideas, inventions, technology, know-how, show-how, trade secrets, systems, processes, works of authorship, databases, mask works, content, graphics, statistical models, algorithms, modules, computer programs, computer software, source and object code of such software, technical documentation, business methods, work product, intellectual and industrial property licenses, customer/client lists, supplier lists, proprietary processes and formulae and all other tangible or intangible information or materials.

“Knowledge of the Seller Parties” shall mean that any officer executive of any of HEI or La Nación is actually aware of a fact or other matter.

“Knowledge of the Purchaser” shall mean that any officer executive of the Purchaser or any of its Affiliates is actually aware of a fact or other matter.

“Law” shall mean any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Purchased DR Assets” shall have the meaning ascribed to such term in Recital B;

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller Intellectual Property” shall mean all Intellectual Property that is currently used in the Business, including, without limitation, the Intellectual Property listed on Schedule 2.1.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns or has the power to vote, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority (each, a “Taxing Authority”), including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross or net receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, franchise, business, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and among Seller, ML, the Purchaser and Sellers.

“US$” shall mean United States dollars.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.6), Seller shall convey, sell, transfer, assign, and deliver to the Purchaser, and the Purchaser shall purchase from Seller, in exchange for the Consideration (as defined in Section 2.3), all rights, title, and interest of Seller in and to all of the Purchased DR Assets (other than the Excluded Assets (as defined in Section 2.2)), which, to the Knowledge of the Seller Parties, will be free and clear of all Encumbrances. The Purchased DR Assets to be conveyed, sold, transferred, assigned and delivered to the Purchaser pursuant to this Section 2.1 include those assets, properties and rights relating to the Seller’s Business (other than the Excluded Assets and the shares of capital stock that are the subject of the DR Subsidiary SPA), and include without limitation, the following items:

(a) all of the assets of Seller that are used or useful by Seller in connection with its Business;

(b) any and all rights in and to the homepage and domain name “www.DeRemate.com” (the “Homepage”);

(c) any and all trademarks used or owned by Seller, including, without limitation, those listed on Schedule 2.1;

(d) any and all domain names used or owned by Seller, including, without limitation, those listed on Schedule 2.1;

(e) any and all data stored on Seller’s database;

(f) a proportional number of licenses for the use of any personal computer software used by Seller in connection with its Business, as determined by the head count of users attributable to each of Seller’s Subsidiaries; and

(g) all of Seller’s rights title and interest in and to any Seller Intellectual Property (other than those items of Intellectual Property identified as Excluded Assets).

At the Closing, Seller shall execute and deliver to the Purchaser a conveyance, bill of sale and assumption agreement in substantially the form of Exhibit A attached hereto (the “Bill of Sale and Assumption Agreement”) to evidence the transfer of the Purchased DR Assets pursuant hereto.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased DR Assets shall not include, and the Purchaser shall not acquire from Sellers:

(a) the computer servers and software licenses of Seller that are required to operate the Seller’s websites;

(b) all of the assets of Seller that relate exclusively to Deremate Argentina, S.A., a sociedad anonima organized under the laws of Argentina (“DRA”) and Deremate.com Chile, S.A., a sociedad anonima organized under the laws of Chile (“DRC” and together with DRA, the “Excluded Subsidiaries”);

(c) the Trademarks listed on the Excluded Assets Schedule 2.2;

(d) the Domain Names listed on the Excluded Assets Schedule 2.2;

(e) those assets listed on the Excluded Assets Schedule 2.2; and

(f) any and all data stored on Seller’s database that is exclusively attributable to any of the Excluded Subsidiaries.

The items listed in Sections 2.2(a) - 2.2(f) are hereinafter collectively referred to herein as, the “Excluded Assets.”

2.3 Consideration, Financing and Expenses.

The aggregate purchase price to be paid by the Purchaser to the Seller pursuant to this Agreement shall be One Million Five Hundred Thousand Dollars (US$1,500,000) in accordance with the terms and conditions of a certain escrow agreement, dated as of the date hereof (the “Escrow Agreement”), by and among the Purchaser, ML, HEI, La Nación and Hunton & Williams LLP, acting as escrow agent (the “Escrow Agent”), shall be paid by the Purchaser tendering a certain promissory note (the “Promissory Note”) for a principal amount equal to One Million Five Hundred Thousand Dollars (US$1,500,000) endorsed by the Escrow Agent on behalf of ML in favor of Seller.

2.4 The Closing. The consummation of the transactions contemplated hereby shall occur on November 10, 2005, at a closing (the “Closing”) to be held at Klein & Franco Abogados, Av. Leandro N. Alem 1050 4o piso, C1001AAS Buenos Aires, Argentina, or at such other place or on such other date as may be agreed to by the Purchaser and Seller. The date on which the Closing occurs is sometimes herein referred to as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Each of the Seller Parties (except that with respect to DR, the clarification made in section 3.7 shall apply) hereby, jointly and severally, represents and warrants to the Purchaser and ML, as of the date hereof, that:

3.1 Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller Party has requisite corporate or equivalent power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Seller Party has been duly authorized by all requisite corporate action on the part of that Seller Party.

3.2 This Agreement has been duly and validly executed and delivered by each of the Seller Parties and this Agreement constitutes a valid and legally binding obligation of each of the Seller Parties enforceable against each of the Seller Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement (including, without limitation, the Fourth Amended and Restated Stockholders Agreement, dated as of March 29, 2005, by and among DR and its stockholders (the “Stockholders Agreement”)), instrument of indebtedness or other obligation to which any Seller Party is a party or by which it is bound or to which its securities or assets is subject, or result in the creation of any lien, encumbrance or claim upon said securities or assets; (ii) violate any provision of the certificate of incorporation or bylaws of any of the Seller Parties; or (iii) contravene or violate any Law, rule or regulation or any order, writ, judgment, injunction or decree to which any of the Seller Parties or any of its respective securities or assets is subject.

3.4 No consent, approval or authorization of, or filing or registration with, or notice to, any governmental authority or any third party on the part of any of the Seller Parties is required in connection with the execution and delivery of this Agreement, or the consummation of any of the transactions contemplated hereby (other than any post-Closing filings that may be required under applicable state or federal securities laws, which will be timely filed within the applicable periods therefore)

3.5 Properties. Seller has good and valid title to all of the Purchased DR Assets, that, to the Knowledge of the Seller Parties, is free and clear of all Encumbrances (other than Encumbrances arising in the ordinary course of the Seller’s Business).

3.6 Disclosure. Neither this Agreement nor any of the exhibits, attachments, certificates or schedules delivered hereunder by the Seller Parties contains, to the Knowledge of the Seller Parties, any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no material fact which the Seller Parties have not disclosed to the Purchaser herein and of which the Seller Parties or any of its respective officers, directors or executive employees is aware.

3.7 Brokers. No broker, finder or investment banker is entitled to any broker age, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller Parties.

3.8 Representations of DR. In the case of DR, the above representations shall only be effective following consummation of the transaction specified in Recital A hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties, as of the date hereof, that:

4.1 The Purchaser is duly organized, validly existing and in good standing as a corporation under the Laws of its jurisdiction of organization. The Purchaser has requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all requisite corporate action on the part of the Purchaser.

4.2 This Agreement has been duly and validly executed and delivered by the Purchaser. This Agreement constitutes a valid and legally binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement, instrument of indebtedness or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which any of its assets is subject, or result in the creation of any lien, encumbrance or claim upon said securities or assets (other than in connection with any financing provided by eBay, Inc. to ML for purposes of the transactions contemplated herein); (ii) violate any provision of the Purchaser’s certificate or agreement of incorporation, by-laws or constituent documents; or (iii) contravene or violate any Law, rule or regulation or any order, writ, judgment, injunction or decree to which the Purchaser or any of its assets is subject.

4.4 Disclosure. Neither this Agreement nor any of the exhibits, attachments, certificates or schedules delivered hereunder by the Purchaser contains, to the Knowledge of the Purchaser, any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

4.5 Brokers. No broker, finder or investment banker is entitled to any broker age, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

4.6. Consent. Authorizations. No consent, approval or authorization of, or filing or registration with, or notice to, any governmental authority or any third party on the part of the Purchaser is required in connection with the execution and delivery of this Agreement, or the consummation of any of the transactions contemplated hereby (other than any post-Closing filings that may be required under applicable state or federal securities laws, which will be timely filed within the applicable periods therefore).

4.7. Other than as stated in any of the representations and warranties set forth in any of the DR Subsidiary SPA, the APA, and the TSA, the Purchaser expressly disclaims any warranty of merchantability in connection with the transactions contemplated by this Agreement. The Purchaser expressly acknowledges and agrees that it has not relied on any of Seller Parties or any of their respective agents, employees, or other representatives, or any broker or other person representing or purporting to represent Seller Parties in connection with any investment advice or recommendation by any of the foregoing in connection with Purchaser’s purchase of the DR Purchased Assets acquired hereunder.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from Governmental Entities and other applicable third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser or Seller or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) the Securities Act and any other applicable federal or Blue Sky Laws, and (B) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

(b) Each of Seller and the Purchaser will give any notices to third Persons, and use commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2 Public Disclosure. Unless otherwise permitted by this Agreement, the Purchaser and Seller Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld).

5.3 Confidentiality. Each of the Parties agrees not to make public announcements with respect to the transactions contemplated herein without the prior written consent of all other Parties; provided, however, that each party shall be permitted to make such disclosures to the public or to such governmental agencies as its counsel may deem reasonably necessary to comply with applicable Laws. Each of the Parties agrees, and agrees to cause their respective Affiliates, counsel, accountants and other authorized representatives to agree, to maintain the confidentiality of all information received from the other Parties and their representatives and not use such information for any purpose except to evaluate the transactions contemplated herein. The information shall be supplied only to financing sources, legal counsel, accountants and others on a “need to know” basis, it being understood that such representatives shall be informed of the highly confidential nature of the information and the transactions contemplated hereby and that, by receiving such information, they are agreeing to be bound by the terms of this Section 5.3.

5.4 Certain Tax Matters. Seller shall be responsible for the payment of and shall pay all federal, state, local or foreign taxes of Seller due any taxing authority with respect to all periods up to and including the Closing Date and periods after the Closing Date. The Purchaser shall be responsible for the payment of and shall pay all federal, state, local or foreign taxes of the subsidiaries of DR acquired as a result of that certain Stock Purchase Agreement dated as of November 10. 2005, by and between DR, HEI, La Nación the Purchaser and ML, due any taxing authority with respect to all periods up to and including the Closing Date and periods after the Closing Date

5.5 Further Assurances. At any time, and from time to time, after the Closing Date, the Parties shall execute such additional instruments and take such actions as may be reasonably requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement. In addition, each of the Seller parties and the Purchaser will cooperate in order to implement the economic terms of the transactions contemplated hereunder on the most efficient terms taking into account the tax and cash flow concerns of each of the Parties.

5.6 License to Use Certain Purchased DR Assets; Ownership of Homepage.

(a) Upon its acquisition of the DR Purchased Assets, the Purchaser hereby agrees to grant Seller and the Excluded Subsidiaries an exclusive right to use the Homepage (other than the Purchaser’s right to use the Homepage) as an online platform to direct users and/or potential users to the designated internet links of DRA and/or DRC for a period of five (5) years after the date hereof (the “License Period”).

(b) During the License Period, the Purchaser shall maintain the Homepage in accordance with the criteria set forth in Schedule 5.6(b) hereto and the Purchaser will not modify or otherwise alter such Schedule 5.6(b) in any manner, unless the Purchaser shall have obtained Seller’s prior consent.

(c) After the expiration of the License Period, each of the Seller Parties and the Purchaser hereby agrees and acknowledges that the Purchaser will retain any and all rights in and to the Homepage and the hosting of the Homepage, and the Purchaser will include a statement on the URL “www.DeRemate.com” advising users that they should log onto the local websites for each of DRA and DRC.

(d) For one (1) year after the date hereof, none of the Seller Parties (on behalf of themselves and any of its respective Affiliates) shall not:

(1) sell or license any technology held, owned or used by Seller, including, without limitation, any technology owned or used by Seller, DRA or DRC in connection with DRA’s or DRC’s or Seller’s business (collectively, the “DR Technology”) to any third party or any of their respective Affiliates in any of Brazil, Mexico, Venezuela, Peru or Uruguay; or

(2) use any of the DR Technology, in such a manner that would be available to online users in any of Brazil, Mexico, Venezuela, Peru or Uruguay.

5.7 Rights of First Offer.

(a) If, at any time and for a period of four (4) years after the date hereof, Seller, any Affiliate of Seller, or El Mercurio S.A., a Chilean corporation (or any Affiliate of El Mercurio S.A.) (collectively, “EM”) (collectively, the “Transferor Parties”) receives a bona fide offer (the “Offer”) to purchase (x) any or all of its shares of capital stock in any of DRA or DRC or (y) any material assets of any of DRA or DRC (or both) (items (x) and (y) are collectively referred to as the “Offered Assets”) from a third party (other than an Affiliate of the Transferor Party) (the “Offeror”) which such Transferor Party wishes to accept, the provisions of and procedures set forth in this Section 5.7(a) shall be applicable:

(1) The Transferor Party shall cause the Offer to be reduced to writing and shall notify the Purchaser in writing of the Offer (a “Notice of Sale”). A Notice of Sale shall contain an irrevocable offer to sell such Offered Assets to the Purchaser in the manner set forth below at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall include a true copy of the Offer (which shall specify the name, business address, business telephone number and principal line(s) of business of the Offeror). At any time within thirty (30) days after the date of the receipt by the Purchaser of a Notice of Sale (the “Acceptance Period”), the Purchaser shall have the right and option to purchase all, and not less than all, of the Offered Assets covered by the Offer either (A) at the same price and on the same terms and conditions as the Offer, or (B) if the Offer includes any consideration other than cash, then at the sole option of the Purchaser, at the equivalent all cash price, determined in good faith by the Purchaser, after receiving a fairness opinion issued by a reputable financial institution in connection with the determination of such substitute consideration. Any acceptance of the Offer contained in the Notice of Sale issued by any Transferor Party shall compel the Purchaser to buy all the Offered Assets included in the Notice of Sale.

(2) If effective acceptances are not received from the Purchaser by the expiration of the Acceptance Period pursuant to Section 5.7(a)(1) above in respect of all of the Offered Assets included in the Notice of Sale, then the Transferor Party may, during the succeeding ninety (90) day period, sell all, but no less than all, of the Offered Assets covered by the Offer (and the Notice of Sale) to the Offeror at a price and on terms not less favorable to the Purchaser than those contained in the Offer (and the Notice of Sale). Promptly after such sale, the Transferor Party shall notify the Purchaser of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Purchaser. If, at the end of the ninety (90) days following the expiration of the Acceptance Period, the Transferor Party has not completed the sale of such Offered Assets as aforesaid, then no disposition of the Offered Assets of the Transferor Party can be effected without starting over again with the process established in this Section 5.7(a).

(3) The closing of the sale—including the relevant payment—, shall be held not less than ten (10) days or more than thirty (30) days after the expiration of the Acceptance Period. Any payment required lo be made in connection with the purchase shall be made by wire transfer of immediately available funds or by delivery of a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the Transferor Party (or such Transferor Party’s legal representative, as the case may be).

(4) Notwithstanding any of the foregoing in this Section 5.7(a), Seller may transfer to EM (or an Affiliate thereof) all (but not part) the issued and outstanding capital stock of DRC and the assets and licenses needed to operate DRC; provided, however, that any subsequent transfer of any of the shares or material assets of DRC by EM (or its Affiliate) to any third party who is not an Affiliate, shall be subject to the right of first offer provisions set forth in this Section 5.7(a), and LN shall cause EM to sign an agreement confirming the terms of this right of first offer of the Purchaser with respect to DRC.

(b) If, at any time and for a period of four (4) years after the date hereof, DRA or DRC (collectively, the “Issuing Parties”) receives a bona fide offer (the “Issuance Offer”) from a third party (other than an Affiliate of the Issuing Party) (the “Purchaser”) to purchase that amount of new equity securities to be issued by DRA or DRC that would transfer a “controlling” interest in either DRA or DRC (collectively, the “New Securities”) which such Issuing Party wishes to accept, the provisions of and procedures set forth in this Section 5.7(b) shall be applicable:

(1) The Issuing Party shall cause the Offer to be reduced to writing and shall notify the Purchaser in writing of the Offer (a “Notice of Issuance”). A Notice of Issuance shall contain an irrevocable offer to sell such New Securities to the Purchaser in the manner set forth below at a purchase price equal to the price contained in, and on the same terms and conditions of, the Issuance Offer, and shall include a true copy of the Issuance Offer (which shall specify the name, business address, business telephone number and principal line(s) of business of the Purchaser). At any time within thirty (30) days after the date of the receipt by the Purchaser of a Notice of Issuance (the “Issuance Acceptance Period”), the Purchaser shall have the right and option to purchase all, and not less than all, of the New Securities covered by the Issuance Offer either (A) at the same price and on the same terms and conditions as the Issuance Offer, or (B) if the Issuance Offer includes any consideration other than cash, then at the sole option of the Purchaser, at the equivalent all cash price, determined in good faith by the Purchaser, after receiving a fairness opinion issued by a reputable financial institution in connection with the determination of such substitute consideration. Any acceptance of the Issuance Offer contained in the Notice of Issuance issued by any Issuing Party shall compel the Purchaser to buy all the New Securities included in the Notice of Issuance.

(2) If an effective acceptance is not received from the Purchaser by the expiration of the Issuance Acceptance Period pursuant to Section 5.7(b)(1) above in respect of all of the New Securities included in the Notice of Issuance, then the Issuing Party may, during the succeeding ninety (90) day period, sell all, but no less than all, of the New Securities covered by the Issuance Offer (and the Notice of Issuance) to the Purchaser at a price and on terms not less favorable to the Purchaser than those contained in the Issuance Offer (and the Notice of Issuance). Promptly after such sale, the Issuing Party shall notify the Purchaser of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Purchaser. If, at the end of the ninety (90) days following the expiration of the Issuance Acceptance Period, the Issuing Party has not completed the issuance of such New Securities as aforesaid, then no issuance of the New Securities of the Issuing Party can be effected without starting over again with the process established in this Section 5.7(b).

(3) The closing of the sale—including the relevant payment—, shall be held not less than ten (10) days or more than thirty (30) days after the expiration of the Issuance Acceptance Period. Any payment required to be made in connection with the purchase shall be made by wire transfer of immediately available funds or by delivery of a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the Issuing Party (or such Issuing Party’s legal representative, as the case may be).

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Closing. The obligations of the Purchaser to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of the Purchaser:

(a) All consents, approvals and authorizations required to be obtained to consummate the transactions contemplated hereby shall have been obtained from all applicable parties.

(b) The Purchaser shall have been provided with a certificate executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Section 6.1(a) and shall have been fulfilled.

(c) Seller Parties shall have delivered to the Purchaser copies of resolutions adopted by the board of directors and shareholders of Seller authorizing the transactions contemplated by this Agreement, in each case certified by the Secretary of Seller as being true, complete and correct.

(d) Seller shall have executed and delivered to the Purchaser the Bill of Sale and Assumption Agreement.

(e) Sellers shall have delivered executed copies of any and all documentation reasonably requested by the Purchaser relating to the Purchaser’s securing the rights to the Intellectual Property included in the Purchased DR Assets.

(f) Seller shall have delivered irrevocable power of attorneys to persons designated by the Purchaser to facilitate, cause and register the transfers of the respective Subsidiaries’ Purchased Assets to the Purchaser (in substantially the form attached as Exhibit B hereto).

ARTICLE VII

SURVIVAL OF TERMS; INDEMNIFICATION

7.1 Survival and Release.

(a) Except for the representations and warranties contained in Section 3.2, 3.3, 3.5 4.2, and 4.3 hereof, which shall survive indefinitely, the representations, warranties, covenants and agreements of each of the Parties contained in this Agreement shall survive the Closing for a period of one (1) year. In the event that the Purchaser seeks any remedies or asserts any cause of action to recover any damages sustained by the Purchaser as a result of the breach or alleged breach by any Seller Party, such damages shall not exceed 100% (one-hundred percent) of the aggregate amounts paid by the Purchaser to the Seller Parties hereunder. In the event that a Seller Party seeks any remedies or asserts any cause of action to recover any damages sustained by that Seller Party as a result of the breach or alleged breach by the Purchaser, the aggregate of all such damages to be paid to the Seller Parties under this Agreement shall not exceed 100% (one-hundred percent) of the aggregate amounts paid by the Purchaser to Seller hereunder.

(b) Each Seller Party, for itself and its respective successors and assigns, hereby waives, releases and forever discharges each of the DR Subsidiaries to be acquired by the Purchaser pursuant to the DR Subsidiary SPA from any and all claims, obligations, demands, actions, causes of action and liabilities, of whatsoever kind and nature, character and description of facts and circumstances preceding the Closing Date other than claims, obligations, demands, actions, causes of action other than those (i) arising out of this Agreement and (ii) arising out of or related to a claim by a third party against a Seller Party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Remedies. Each of the Parties hereto agrees that it would be impossible or inadequate to measure and calculate the damages to the other Parties hereto resulting from any breach of the restrictions or obligations imposed by this Agreement. Accordingly, each Party agrees that if such party breaches any such restrictions or obligations, each other Party hereto will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of such arrangement.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with con firmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	If to the Seller Parties, to:

Attention: Gonzalo Piñero

Facsimile No.: 54 11 4319 1948

with a copy to:

Klein & Franco, Abogados

Av. L.N.Alem 1050, 4th. Floor, C1001AAS, Buenos Aires,

Argentina

Attention Messrs. Jorge C. Davis/Mariano Ambrosini

Facsimile No.: 54 11 5550 4001

(b)	if to the Purchaser, to:

MercadoLibre Inc.

Tronador 4890 6° Piso

1430 Buenos Aires

Argentina

Attention: Jacobo Cohen Imach – General Counsel

Tel: 54-114-014-8000

Email: jcimach@mercadolibre.com

with a copy to:

Hunton & Williams LLP

1111 Brickell Avenue, Suite 2500

Miami, Florida 33129

Attn: Roberto Pupo, Esq.

Fax: (305) 810 2460

8.3 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

8.5 Entire Agreement: Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Framework Agreement, the DR Subsidiary SPA, the Promissory Note, the Escrow Agreement, and the Transition Services Agreement, and each of the exhibits and schedules thereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof, the Framework Agreement, the DR Subsidiary SPA, the Promissory Note, the Escrow Agreement, and the Transition Services Agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, the Framework Agreement, the DR Subsidiary SPA, the Promissory Note, and the Transition Services Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned except by operation of Law or as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.6 Expenses. Subject to the other terms hereof, whether or not the Closing occurs, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurs such Expenses.

8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW.

8.9 Consent to Jurisdiction; Service of Process.

(a) Each of the Seller Parties and the Purchaser hereby irrevocably submit to the exclusive jurisdiction of the state or federal courts located in the Borough of Manhattan in New York, in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

(b) Each of La Nación and HEI hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the Effective Date at 111 8th Avenue #13, New York, NY 10011, United States, as its agent to receive and forward on behalf of La Nación and HEI and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to the La Nación and HEI (as applicable) in care of the Process Agent at the Process Agent’s above address, and each of La Nación and HEI hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of La Nación and HEI also irrevocably consents to the service of any and all process in any such action or proceeding by sending copies of such process by mail (by method requiring evidence of receipt) with a second copy to be sent to La Nación and HEI (as applicable) by courier at its address specified herein, such service (i) to become effective seven (7) days after such mailing, (ii) will be deemed personal service and will be accepted as such, and (iii) will be valid and binding for all purposes of any such action or proceeding. Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

8.10 Amendment; Waiver. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by each of the Seller Parties and the Purchaser, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

8.11 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will in executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HAMMER.COM, LLC

By its sole member MercadoLibre, Inc.

By:	/s/ Marcos Galperín
Name:
Title:

MERCADOLIBRE, INC., but solely to guaranty the obligations of Hammer.com, LLC

By:	/s/ Marcos Galperín
Name:
Title:	President

DEREMATE.COM, INC.

By:	/s/ Illegible
Name:
Title:	President

S.A. LA NACIÓN

By:	/s/ Illegible
Name:
Title:

HISPANOAMERICAN EDUCATIONAL INVESTMENTS; BV., solely with respect its obligations in Section 5.7

By:	/s/ Illegible
Name:
Title:

Schedule 2.1

PURCHASED DR ASSETS

(a)	all of the assets of Seller that are used or useful by Seller in connection with its Business;

(b)	any and all rights in and to the homepage and domain name “www.DeRemate.com” (the “Homepage”);

(c)	any and all trademarks used or owned by Seller, including, without limitation, those listed below;

Country	Owner	Trademark	Class	Date of Registration	Status
Argentina	Deremate.com Inc.	Arremate.com	35	18/03/2002	Registered
Argentina	Deremate.com Inc.	Arremate.com	38	18/03/2002	Registered
Argentina	Deremate.com Inc.	Arremate.com	42	18/03/2002	Registered
Argentina	Deremate.com Inc.	Aremate.com	35	18/03/2002	Registered
Argentina	Deremate.com Inc	Aremate.com	38	18/03/2002	Registered
Argentina	Deremate.com Inc.	Arremate.com	38	18/03/2002	Registered
Argentina	Deremate.com Inc.	Aremate.com	42	18/03/2002	Registered
Argentina	Deremate.com Inc.	Arremate.com	16	02/05/2003	Registered
Argentina	Aremate.com Inc.	“Vende e compra produtos do seu pais”	35	21/09/2001	Registered
Argentina	Aremate.com Inc.	“Vende e compra produtos do seu pais”	38	21/09/2001	Registered
Argentina	Aremate.com Inc.	“Vende e compra produtos do seu pais”	42	21/09/2001	Registered
Bolivia	Aremate.com Inc.	Logo	38	20/02/2001	Registered
Bolivia	Aremate.com Inc.	Logo	35	20/02/2001	Registered
Bolivia	Aremate.com Inc.	Deremate	16	12/07/2001	Registered
Bolivia	Aremate.com Inc.	Deremate.com	38	23/03/2001	Registered
Bolivia	Aremate.com Inc.	Deremate.com	25	20/02/2001	Registered
Bolivia	Aremate.com Inc.	www.deremate.com	35	08/03/2001	Registered
Colombia	Aremate.com Inc.	Logo	38	26/04/2001	Registered
Colombia	Aremate.com Inc.	Logo	35	26/04/2001	Registered
Colombia	Aremate.com Inc.	Deremate.com	16	10/09/2001	Registered
Colombia	Aremate.com Inc.	Deremate.com	42	19/09/2001	Registered
Costa Rica	Aremate.com Inc.	Logo	38	05/12/2000	Registered
Costa Rica	Aremate.com Inc.	Logo	35	05/12/2000	Registered
Costa Rica	Aremate.com Inc.	Deremate.com	16	26/10/2000	Registered
Costa Rica	Aremate.com Inc.	Deremate.com	38	05/12/2000	Registered
Costa Rica	Aremate.com Inc.	Deremate.com	25	05/02/2001	Registered
Costa Rica	Aremate.com Inc.	www.deremate.com	35	05/12/2000	Registered
Ecuador	Aremate.com Inc.	Logo	38	29/09/2000	Registered
Ecuador	Aremate.com Inc	Logo	35	29/09/2000	Registered
Ecuador	Aremate.com Inc.	Deremate.com	16	16/11/2000	Registered
Ecuador	Aremate.com Inc.	Deremate.com	38	29/09/2000	Registered
Ecuador	Aremate.com Inc.	Deremate.com	25	29/09/2000	Registered
Ecuador	Aremate.com Inc.	www.deremate.com	35	29/09/2000	Registered
Guatemala	Aremate.com Inc.	Logo	35	13/12/2000	Registered
Guatemala	Aremate.com Inc.	Logo	38	14/12/2000	Registered
Guatemala	Aremate.com Inc.	Deremate.com	38	04/10/2001	Registered
Guatemala	Aremate.com Inc.	Deremate.com	25	15/03/2002	Registered

Country	Owner	Trademark	Class	Date of Registration	Status
Guatemala	Aremate.com Inc.	Deremate.com	16	26/11/2001	Registered
Guatemala	Aremate.com Inc.	www.deremate.com	35	30/08/2001	Registered
Honduras	Aremate.com Inc.	Logo	38	29/03/2001	Registered
Honduras	Aremate.com Inc.	Logo	35	26/02/2001	Registered
Honduras	Aremate.com Inc.	Deremate.com	25	12/03/2001	Registered
Honduras	Aremate.com Inc.	Deremate.com	16	20/03/2001	Registered
Honduras	Aremate.com Inc.	Deremate.com	38	14/12/2000	Registered
Honduras	Aremate.com Inc.	www.deremate.com	35	29/12/2000	Registered
Mexico	Aremate.com Inc.	Logo	38	16/03/2000	Registered
Mexico	Aremate.com Inc.	Logo	35	27/10/2000	Registered
Mexico	Aremate.com Inc.	Deremate.com	35	26/10/1999	Registered
Mexico	Aremate.com Inc.	Deremate.com	25	02/05/2000	Registered
Mexico	Aremate.com Inc.	Deremate.com	38	23/10/1999	Registered
Mexico	Aremate.com Inc.	Deremate.com	16	17/03/2000	Registered
European Community	Aremate.com Inc.	Logo	35/36/38	07/03/2000	Registered
European Community	Aremate.com Inc.	Deremate.com	16/18/25	02/05/2001	Registered
European Community	Aremate.com Inc.	Deremate.com	36/38/35	08/01/2001	Registered
Nicaragua	Aremate.com Inc.	Logo	38	05/03/2001	Registered
Nicaragua	Aremate.com Inc.	Logo	35	05/03/2001	Registered
Nicaragua	Aremate.com Inc.	Deremate.com	38	13/03/2001	Registered
Nicaragua	Aremate.com Inc.	Deremate.com	16	05/03/2001	Registered
Nicaragua	Aremate.com Inc.	Deremate.com	25	09/03/2001	Registered
Nicaragua	Aremate.com Inc.	www.deremate.com	35	05/03/2001	Registered
Panamá	Aremate.com Inc.	Logo	35	14/03/2003	Registered
Panamá	Aremate.com Inc.	Logo	35	14/03/2000	Registered
Panamá	Aremate.com Inc.	Deremate.com	25	17/03/2000	Registered
Panamá	Aremate.com Inc.	Deremate.com	38	16/02/2000	Registered
Panamá	Aremate.com Inc.	Deremate.com	16	14/03/2000	Registered
Panamá	Aremate.com Inc.	www.deremate.com	35	24/02/2000	Registered
Paraguay	Aremate.com Inc.	Logo	38	25/05/2001	Registered
Paraguay	Aremate.com Inc.	Logo	35	25/05/2001	Registered
Paraguay	Aremate.com Inc.	Deremate.com	38	30/06/2000	Registered
Paraguay	Aremate.com Inc.	Deremate.com	35	19/10/2000	Registered
Paraguay	Aremate.com Inc.	Deremate.com	25	04/05/2001	Registered
Perú	Aremate.com Inc.	Logo	38	18/07/2000	Registered
Perú	Aremate.com Inc.	Logo	35	18/07/2000	Registered
Perú	Aremate.com Inc.	Deremate.com	38	28/04/2000	Registered
Perú	Aremate.com Inc.	Deremate.com	16	12/07/2000	Registered
Perú	Aremate.com Inc.	Deremate.com	25	29/09/2000	Registered
Perú	Aremate.com Inc.	Deremate.com	35	24/04/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	35	30/04/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	25	15/06/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	25	15/06/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	16	13/06/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	65	15/06/2000	Registered
Dominican Republic	Aremate.com Inc.	Deremate.com	16	15/06/2000	Registered
El Salvador	Aremate.com Inc.	Logo	35	15/02/2002	Registered
El Salvador	Aremate.com Inc.	Logo	38	11/10/2002	Registered
El Salvador	Aremate.com Inc.	Deremate.com	38	26/10/2001	Registered

Country	Owner	Trademark	Class	Date of Registration	Status
El Salvador	Aremate.com Inc.	Deremate.com	16	14/09/2001	Registered
El Salvador	Aremate.com Inc.	www.deremate.com	35	15/11/2002	Registered
Uruguay	Aremate.com Inc.	Logo	38	28/09/2000	Registered
Uruguay	Aremate.com Inc.	Logo	35	28/09/2000	Registered
Uruguay	Aremate.com Inc.	Deremate.com	16	28/09/2000	Registered
Uruguay	Aremate.com Inc.	Deremate.com	16	28/09/2000	Registered
Uruguay	Aremate.com Inc.	Deremate.com	35	12/06/2000	Registered
Uruguay	Aremate.com Inc.	Deremate.com	38	31/05/2000	Registered
Uruguay	Aremate.com Inc.	Deremate.com	25	10/10/2000	Registered
Venezuela	Aremate.com Inc.	Deremate.com	16	22/11/2000	Registered
Venezuela	Aremate.com Inc.	Deremate.com	16	22/11/2000	Registered
Venezuela	Aremate.com Inc.	Deremate.com	35	11/11/2002	Registered
Venezuela	Aremate.com Inc.	Deremate.com	25	22/11/2000	Registered
Mexico	DeRemate.com, Inc.	Envioypago.com	36	27/09/2001	Registered
Mexico	DeRemate.com, Inc.	Envioypago com	38	27/09/2001	Registered
Mexico	DeRemate.com, Inc.	Envloypago.com	39	26/10/2004	Registered

Country	Owner	Trademark	Class	Status
Brasil	Aremate.com Inc.	Logo	38	In Process of registration
Brasil	Aremate.com Inc.	Logo	35	In Process of registration
Brasil	Aremate.com Inc.	aremate.com	40	In Process of registration
Brasil	Aremate.com Inc.	aremate.com	38	In Process of registration
Brasil	Aremate.com Inc.	deremate.com	38	In Process of registration
Brasil	Aremate.com Inc.	deremate.com	40	In Process of registration
Brasil	Aremate.com Inc.	deremate.com	16	In Process of registration
Brasil	Aremate.com Inc.	Elbazar.com	38	In Process of registration
Colombia	Aremate.com Inc.	deremate.com	35	In Process of registration
Dominican Republic	Aremate.com Inc.	Logo	70	In Process of registration
Dominican Republic	Aremate.com Inc.	Logo	70	In Process of registration
Dominican Republic	Arematc.com Inc.	www.deremate.com	70	In Process of registration
Brasil	eBazar.com Br. Ltda.	Aremate.com	35	In Process of registration
Brasil	eBazar.com Br. Ltda.	Arremate.com	38	In Process of registration
Brasil	eBazar.com Br. Ltda.	Arremate.com	39	In Process of registration
Brasil	eBazar.com Br. Ltda.	Logo	39	In Process of registration
Brasil	eBazar.com Br. Ltda.	ponta@ponta	38	In Process of registration
Rrasil	eBazar.com Br. Ltda.	Ponta@ponta	39	In Process of registration
Brasil	eBazar.com Br. Ltda.	porta@porta	35	In Process of registration
Brasil	eBazar.com Br. Ltda.	porta@porta	38	In Process of registration
Brasil	eBazar.com Br. Ltda.	porta@porta	39	In Process of registration
Biasil	eDazar.com Br. Ltda.	ponta@ponta	35	In Process of registration
Brasil	DeRemate.com, Inc.	Entregaepagamento.com	38	In Process of registration
Brasil	DeRemate.com	Entregaepagamento.com	36	In Process of registration
Brasil	DeRemate.com	Entregaepagamento.com	39	In Process of registration

(d)	any and all domain names used or owned by Seller, including, without limitation, those listed below:

Domain Name	Owner	Expiration
Deremate.com	Deremate.com Inc.	June 11, 2006
Deremate.net	Deremate.com Inc.	June 11, 2009
Derematemotores.com	Deremate com Inc.	November 6, 2005
Afiliadosarremate.com	Deremate.com Inc.	April 12, 2006
Afiliadosderemate.com	Deremate.com Inc.	February 9, 2006
Arrematemotores.com	Deremate.com Inc.	November 6, 2005
Envioypago.com	Deremate.com Inc.	October 10, 2005
Deremate.com.uy	Deremate.com Inc. (Registered on the name of Lexdomain S.A.)	N/A
Aremate.com.ve	Deremate.com Inc.	June 2, 2006
Arremate.com.ve	Deremate.com Inc.	June 2, 2006
Deremate.com.ve	Deremate.com Inc.	May 22, 2006
Deremate.com.py	Deremate.com Inc.	N/A
Deremate.com.pr	Deremate.com Inc.	September 1, 2005
Aremate.com	Alejandro Oxenford	May 7, 2006
Deremate.org	Pablo Garcia	December 27, 2007
Afiliadosaremate.com.br	E. Bazar ...Com. R Ltda.	N/A
Aremate.com.br	E. Bazar ...Com. R Ltda.	N/A
Arremate.com.br	E. Bazar ...Com. R Ltda.	N/A
Arrematemotores.com.br	E. Bazar ...Com. R Ltda.	N/A
Deremate.com.br	E. Bazar ...Com. R Ltda.	N/A
Derremate.com.br	E. Bazar ...Com. R Ltda.	N/A
E.bazar.com.br	E. Bazar ...Com. R Ltda.	N/A
Ringcel.com.br	E. Bazar ...Com. R Ltda.	N/A
Arremate.com.co	Deremate.com de Venezuela	June 25, 2006
Deremate.com.co	Deremate.com de Venezuela	December 7, 2005
Derematemotores.com.co	Deremate.com de Venezuela	June 25, 2006
Derremate.com.co	Deremate.com de Venezuela	February 23, 2007
Ringcel.com.co	Deremate.com de Venezuela	July 7, 2000
Rincel.com.co	Deremate.com de Venezuela	July 7, 2006
Arremate.com.mx	Deremate.com de México S.A. de C.V	N/A
Deremate.com.mx	Deremate.com de México S.A. de C.V	N/A
Derematemotores.com.mx	Deremate.com de México S.A. de C.V	N/A
Derremate.com.mx	Deremate.com de México S.A. de C.V	N/A
Deremate.com.pe	Deremate.com del Perú S.A	N/A
Ringcel.com.pe	Deremate.com del Perú S.A	N/A
Rincel.com.pe	Deremate.com del Perú S.A	N/A

(e)	any and all data stored on Seller’s database;

(f)	a proportional number of licenses for the use of any personal computer software used by Seller in connection with its business, as determined by the head count of users attributable to each of Seller’s subsidiaries; and

(g)	all of Seller’s rights title and interest in and to any Seller Intellectual Property.

Schedule 2.2

EXCLUDED ASSETS

(a)	The computer servers and software licenses of Seller that are required to operate the Seller’s websites;

(b)	all of the assets of Seller related exclusively to DRA and DRC;

(c)	the Trademarks listed below

Country	Owner	Trademark	Class	Date of Registration	Status
Argentina	Deremate.com Inc.	Deremate.com + Logo	38	N/A	Registered
Argentina	Deremate.com Inc.	www.Deremate.com	35	N/A	Registered
Argentina	Deremate.com Inc.	Deremate.com + Logo	16	N/A	Registered
Argentina	Deremate.com Inc.	Deremate.com + Logo	16	N/A	In Process
Argentina	Deremate.com Inc.	“El N°1 en compra y venta”	35	N/A	In Process
Argentina	Deremate.com Inc.	“La comunidad lider en compra y venta”	35	N/A	In Process
Argentina	Deremate.com Inc.	Deremate.com	25	15/01/2002	Registered
Argentina	Aremate.com Inc.	Logo	38	18/01/2001	Registered
Argentina	Aremate.com Inc.	“Para comprar y vender desde tu casa”	35	29/05/2001	Registered
Argentina	Aremate.com Inc.	Logo	35	02/07/2001	Registered
Argentina	Aremate.com Inc.	“Vende y compra cosas de tu pais”	42	03/08/2001	Registered
Argentina	Aremate.com Inc.	“Vende y compra cosas de tu pais”	35	03/08/2001	Registered
Argentina	Aremate.com Inc.	“Vende y compra cosas de tu pais”	38	03/08/2001	Registered
Argentina	Aremate.com Inc.	Deoferta.com	35	14/01/2002	Registered
Argentina	Aremate.com Inc.	Deoferta.com	38	14/01/2002	Registered
Argentina	Aremate.com Inc.	Deoferta.com	42	14/01/2002	Registered
Chile	Aremate.com Inc.	Logo	35	20/12/2000	Registered
Chile	Aremate.com Inc.	Logo	38	20/12/2000	Registered
Chile	Aremate.com Inc.	Deremate.cl	38	24/03/2000	Registered
Chile	Aremate.com Inc.	Deremate.com	25	20/12/2000	Registered
Chile	Aremate.com Inc.	Deremate.com	38	18/12/2000	Registered
Chile	Aremate.com Inc.	www.deremate.com	35	18/12/2000	Registered
Cuba	Aremate.com Inc.	Logo	38	15/03/2000	Registered
Cuba	Aremate.com Inc.	Logo	35	03/02/2003	Registered

(d)	the Domain Names listed below

Domain Name	Owner	Expiration
Derematesucks.com.ar	Deremate.com Inc.	October 10, 2005
Envioypago.com.ar	Deremate.com Inc.	November 22, 2005
Deremate.com.ar	Deremate.com Argentina S.A	April 18, 2006
Derematemotores.com.ar	Deremate.com Argentina S.A	June 27, 2005
Ringcel.com.ar	Deremate.com Argentina S.A	May 6, 2006
Arremate.cl	Deremate.com Inc.	September 10, 2005
Deremate.cl	Deremate.com Inc.	September 10, 2005
Derremate.cl	Deremate.com Inc.	June 25, 2006
Derematemotores.cl	Deremate.com Chile S.A.	N/A
Ringcel.cl	Deremate.com Chile S.A.	N/A
Rincel.cl	Deremate.com Chile S.A.	N/A

(e)	any and all data stored on Seller’s database that is exclusively attributable to DRA and DRC.

Schedule 5.6(b)

HOMEPAGE CRITERIA

Exhibit A

Form of Conveyance, Bill of Sale, Assignment and Assumption Agreement

This GENERAL CONVEYANCE, BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Bill of Sale”), dated this 10th day of November, 2005, from DEREMATE.COM, INC., a Delaware corporation (the “Seller”), to Hammer.com, LLC, a Delaware limited liability company (the “Purchaser”), and MERCADOLIBRE, INC., a Delaware corporation and solely to guaranty the obligations of the Purchaser (“ML”), is executed and delivered pursuant to that certain Asset Purchase Agreement, dated as of November 10, 2005, by and among the Seller, the Purchaser, ML, S.A. LA NACIÓN, a sociedad anonima organized under the laws of Argentina (“La Nación”), and HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV, a corporation organized under the laws of Holland (“HEI” and together with La Nación and the Seller, the “Seller Parties”), and El Mercuric S.A., a Chilean corporation (or any Affiliate of El Mercurio S.A.) (collectively, “EM”), (the “Asset Purchase Agreement”), and is subject to the terms and conditions thereof. All capitalized terms used and not defined in this Bill of Sale shall have the meanings attributed to them in the Asset Purchase Agreement.

NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement and for the consideration set forth therein and all other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. Subject to the terms and conditions set forth in the Asset Purchase Agreement, and on the basis of the representations and warranties set forth therein, each of the Seller Parties hereby sells, grants, conveys, assigns, transfers and delivers to Purchaser all of Purchaser’s right, title and interest in and to the Purchased DR Assets, including, without limitation, the assets described in Section 2.1 of the Asset Purchase Agreement, to the Knowledge of the Seller Parties, free and clear of any and all Encumbrances of any kind whatsoever. The Purchaser hereby purchases, assumes and accepts the Purchased DR Assets, but does not assume any liabilities or obligations whatsoever of any of the Seller Parties.

2. It is expressly understood that the Purchaser is not assuming or agreeing to perform, discharge or pay any liabilities not contemplated to be assumed by the Purchaser pursuant to the terms of the Asset Purchase Agreement, including without limitation, the Excluded Assets.

3. The Purchased DR Assets are transferred to Purchaser subject to the representations and warranties of each of the Seller Parties expressly set forth in the Asset Purchase Agreement, which are reaffirmed for all purposes herein.

4. Each of the Seller Parties hereby constitutes and appoints the Purchaser as its true and lawful attorney, with full power of substitution, in the name of Purchaser or in the name of Seller, but on behalf of and for the sole benefit of Purchaser, to institute and prosecute, in the name of Seller or otherwise, all proceedings which the Purchaser may deem proper in order to receive, collect, assert or enforce any claim, right, interest or title of any kind in or to the Purchased DR Assets hereby granted and assigned to the Purchaser, to defend and compromise any and all actions, suits or proceedings in respect thereof, and to do all such acts and things and execute any instruments in relation thereto as the Purchaser shall deem advisable. Without limiting the foregoing, each of the Seller Parties hereby authorizes any officer of the Purchaser to endorse or assign any instrument, contract or chattel paper relating to the Purchased DR Assets, other than the Asset Purchase Agreement.

5. Each of the Seller Parties hereby covenants and agrees that in the event that (i) any property, Purchased DR Assets or rights covered in this Bill of Sale cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) any such property, Purchased DR Assets or rights are non-assignable by their nature and will not pass by this Bill of Sale, the beneficial interest in and to the same will in any event pass to the Purchaser, as the case may be; and each of the Seller Parties hereby covenants and agrees (a) to hold, and hereby declares that it holds, such property, Purchased DR Assets or rights in trust for, and for the benefit of, the Purchaser, and (b) to use all reasonable means to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such property, Purchased DR Assets or rights. Upon receipt of any such consent, such property shall automatically be transferred to the Purchaser hereunder and included in this Bill of Sale for all purposes.

6. Each of the Seller Parties further agrees that it will at any time and from time to time, at the request of the Purchaser, execute and deliver to the Purchaser all other and further instruments reasonably necessary to vest in the Purchaser the right, title and interest in or to any of the Purchased DR Assets which this instrument purports to transfer to the Purchaser.

7. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Purchaser and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

8. All of the terms and provisions of this Bill of Sale will be binding upon the Seller Parties and their respective successors and assigns and will inure to the benefit of the Purchaser and its successors and assigns.

9. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles thereunder.

10. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[signatures on the following pages]

IN WITNESS WHEREOF, the parties have caused this General Conveyance, Bill of Sale, Assignment and Assumption Agreement to be executed as of the date and year first set forth above.

DEREMATE.COM, INC.

By:
Name:
Title:

MERCADOLIBRE, INC.

By:
Name:
Title:

Exhibit B

FORM OF POWER OF ATTORNEY

IRREVOCABLE POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that for good and valuable consideration the sufficiency of which is hereby acknowledged, Deremate.com, Inc., a corporation duly organized and existing under the laws of the State of Delaware, United States of America, with principal place of business at [                                                             ] (hereinafter, the “Company”), by its duly authorized signatory, [                                                             ], Secretary of the Company, hereby irrevocably appoints each of Marcos Galperin, Nicolas Szekasy, Jacobo Imach Cohen and [John F. Haley], acting jointly or severally, as the Company’s attorney-in-fact (“Attorney-in-fact”), authorizing said Attorney-in-fact to carry out any of the following:

(a) To prepare, sign, execute and deliver, on the Company’s behalf, any consent, public deed, certificate, power of attorney, agreement, document or instrument which, in the Attorney- in-Fact’s sole discretion, is necessary, convenient, or appropriate to consummate, perfect or register, under applicable law, the transfer of the shares of each of the Company’s subsidiaries specified in Exhibit A1 hereto (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), to MercadoLibre, Inc., a Delaware corporation (“ML”) and Hammer.com, LLC, a Delaware limited liability corporation (“Hammer”) and generally, to carry out any such actions and omissions to consummate, on the Company’s behalf, the transactions contemplated in (1) that certain Framework Agreement, dated as of October 28, 2005, by and among HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV, a Dutch company (“HEI”), S.A. LA NACIÓN, a sociedad anonima organized under the laws of Argentina (“La Nación”) and Hammer (in the form attached as Exhibit B, the “Framework Agreement”), (2) that certain Asset Purchase Agreement, by and among Hammer, the Company, La Nación, and HEI (in substantially the form attached as Exhibit C, the “APA”), and (3) that certain Stock Purchase Agreement (the “SPA”), by and among Hammer, ML, the Company and La Nación (in substantially the form attached as Exhibit D, the “SPA”).

(b) To prepare, sign, execute and deliver, on the Company’s behalf, any consent, public deed, certificate, power of attorney, agreement, document or instrument, which in the Attorney-in-fact’s sole discretion, is necessary, convenient or appropriate, to consummate, perfect or register, under applicable law, the transfer of the DR Purchased Assets (as such term is defined in the APA) as further specified in Exhibit E hereto, to Hammer, and generally, to carry out any such actions and omissions to consummate, on the Company’s behalf, the transactions contemplated by the Framework Agreement, the APA and the SPA.

[1]	DRA and DRC to be expressly excluded.

(c) To act as Attorney-in-Fact of the Company concerning the Company’s role as shareholder, member or partner in the Company’s Subsidiaries, expressly empowering said Attorney-in-fact to participate in and vote at any and all ordinary and extraordinary shareholders’, partners or member’s meeting of such companies, with sufficient authority to discuss, approve and vote, and adopt any type of resolution, including, without limitation, approval of financial statements and management of the affairs of any such company, reports, declaration of dividends in cash, stock or in-kind, distribution of profits, nomination, appointment and removal of directors and syndics, amendments to by-laws, increases and reduction of stated capital, issue shares and bonds, approve mergers and spin-offs, sale of assets, and any and all matters which may be submitted to those shareholders’ meetings; sign the minutes of such meetings on behalf of the Company, deposit shares or share certificates or evidence of equity ownership with any such companies for their registration in the Registry of Attendance at meetings and withdraw them; exercise or relinquish preemptive rights, and pay-in shareholders’ capital contributions, call all kinds of meetings, exercise any and all rights of the Company as a shareholder, member or partner at such meetings or any other meeting that may be called at a later date with the same or different agenda, and generally, to perform any and all actions or omissions which are permitted to the shareholders, members or partners by the laws of organization of such Company Subsidiaries and their by-laws, and any other actions that may be convenient or desirable, in the Attorney-in Fact’s sole discretion, in the best interests of the Company; and

(d) To carry out any actions or omissions and to execute and deliver any private and public documents, agreements or instruments as they may be required by applicable law and regulations and which, in the sole discretion of said Attorney-in-fact, may be necessary or convenient to carry out the foregoing powers[, including, without limitation, to appear, on behalf of the Company, strictly in its capacity as stockholder of each of the Company’s Subsidiaries, either as plaintiff, defendant, amicus or in any other role or capacity, before any Federal, National, Provincial, Municipal, county or township judicial or administrative office, agency, branch or courts and is authorized to file complains, claims, counterclaims, petitions and other briefs and appeals, enter into settlement agreements etc. Further, provided, that he Attorney-in-Fact is hereby empowered to appear before any government authorities, branches, agencies, subdivisions or agencies, tribunals or courts, including, without limitation, any Ministry, Secretary, Bureau, Division, Office of Corporations, Municipalities, Commercial Banks, and Public Registry of Commerce (Registro Publico de Comercio) or authorities with similar jurisdiction to carry out any and all necessary or convenient actions or omissions, prepare, execute, file and withdraw requests, applications and other forms of petitions, legal instruments and deeds, documents and reports, and to file administrative appeals, be notified of resolutions, accept or appeal them, to establish local domiciles; to make corrections, clarifications; to receive summons and citations; and to perform any such actions or omissions and to execute any such documents, forms and instruments on behalf of the Company as they may be necessary or convenient, in said Attorneys-in-Fact’s sole discretion, in connection with the registration of the transactions contemplated by or referred to in this Power of .Attorney with any such authority.

(e) This irrevocable power of attorney shall expire on                                         . The Company acknowledges and agrees that the receipt of the consideration contemplated by the SPA and the APA shall be deemed a vested interest for all legal purposes. This power of attorney shall be governed by the substantive laws of the State of New York, United States of America (without regard to its conflicts of law rules). This power of attorney may be executed in counterparts, each of which shall be a legally binding original.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this power of attorney to be duly executed by its duly authorized officer this 10th day of November, 2005.

DEREMATE.COM, INC.

By:
Name:
Duly authorized signatory

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

I hereby certify that on this      day of November, 2005, personally appeared                                                                                  , the                                          of DEREMATE.COM, INC., a corporation organized under the laws of the State of Delaware, who is personally known to me or who produced the following identification (                                                                                  ), and he acknowledged before me that he executed the foregoing document as his free act and deed as such officer, for the uses and purposes therein mentioned, and that said instrument is the act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal in the County and State aforesaid as of this      day of November, 2005.

(Name of Notary)
Notary Public
State of
Commission or Serial No.:

My commission expires:

[Signatures on this document must be acknowledged by a Notary Public and the signatures from the Notary Public must be legalized with the Apostille of the Hague Convention of 1961 or the Consulates of the Countries where it will be used (e.g., Brazil)]